EXHIBIT 23(a)

                           LAWYERS OPINION AND CONSENT

We have acted as counsel to Track Data Corporation, a Delaware corporation (the "Company") in connection with the registration by the Company of 543,649 shares of its common stock, $.01 par value (the "Shares"). The Shares are the subject of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued and fully paid and nonassessable.

We are aware that we are referred to under the caption "Legal Matters" in the Prospectus included in the Registration Statement and we hereby consent to such reference to us and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.


Oscar  D.  Folger
Law  Offices  of  Oscar  D.  Folger
New  York,  New  York
July  16,  1999